As filed with the Securities and Exchange Commission on January 26, 2006

Registration No. 333-120953

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

To

FORM S-1

On

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0628530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9740 Scranton Road

San Diego, California 92121-1745

(858) 404-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Robert M. Gans, Esq. Executive Vice President, General Counsel and Secretary PriceSmart, Inc. 9740 Scranton Road San Diego, California 92121-1745 (858) 404-8800	Robert E. Burwell, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 300 San Diego, California 92130 (858) 523-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

PriceSmart hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until PriceSmart shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE CHART

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $0.0001 per share	16,052,668	(4)	$8.00	$128,421,344	$16,271
Rights to purchase shares of common stock, par value $0.0001 per share	17,924,840			(5)	(5)
Total				$128,421,344	$16,271

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of PriceSmart’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3)	Previously paid.
(4)	The number of shares of Common Stock being registered is not the product of 1.5 multiplied by the number of rights being registered as a result of certain stockholders having agreed to waive their rights to exercise rights granted to them with respect to an aggregate of 7,223,061 shares of Common Stock beneficially owned by such stockholders on the record date for the rights offering.
(5)	Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION) DATED JANUARY 26, 2006

PRICESMART, INC.

Up to 16,052,668 Shares of Common Stock

In December 2004, we distributed to our stockholders one transferable subscription right for each share of our common stock held by them at the close of business on Wednesday, November 24, 2004, which is the record date for the distribution. If all rights are exercised at a subscription price of $8, we will receive approximately $128.4 million from the rights offering, before paying estimated expenses of approximately $0.6 million.

Each right: (i) entitled the holder thereof to purchase from December 20, 2004 to January 24, 2005, 1.5 shares of our common stock for each share of common stock they owned as of November 24, 2004, at a price of $7 per share; and (ii) entitles the holder thereof to purchase, until January 31, 2006, 1.5 shares of common stock for each share of common stock they owned as of November 24, 2004, at a price of $8 per share. If a rights holder exercised a right at a subscription price of $7, such rights holder may not also exercise that right at a subscription price of $8. Therefore, in total, stockholders only received sufficient rights to enable them to purchase 1.5 shares of common stock for each share they owned as of November 24, 2004, regardless of when they exercise their rights. Rights holders will not have the right to subscribe for shares not purchased by rights holders who hold rights at the expiration of the $8 subscription period and elect not to exercise their rights.

To exercise a right at the subscription price of $7, you must have done so by 5:00 p.m., New York City time, on Friday, January 24, 2005. If you wish to exercise a right at a subscription price of $8, you must do so by 5:00 p.m., New York City time, on Tuesday, January 31, 2006, unless we extend the rights offering. NO EXERCISES OF RIGHTS WILL BE ACCEPTED FOLLOWING THE EXPIRATION OF THE $8 SUBSCRIPTION PERIOD. We may terminate the rights offering for any reason before the expiration of the $8 subscription period. Unless we terminate the rights offering, we will issue the shares purchased by you in the rights offering as soon as practicable following receipt of a properly completed and signed rights certificate together with payment of the subscription price for each share of common stock subscribed for. Mellon Bank, N.A. is the subscription agent for the rights offering.

Our common stock is listed under the symbol “PSMT” on the Nasdaq National Market. On January 25, 2006, the last sales price of our common stock was $8.05. The rights are listed for trading on the Nasdaq National Market under the symbol “PSMTR.” On January 25, 2006, the last sales price of our rights was $0.12.

This investment involves risks. See “ Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2006

Whenever we refer to “PriceSmart,” “we,” “our,” or “us” in this prospectus, we mean PriceSmart, Inc. and its subsidiaries, unless the context suggests otherwise.

i

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. To fully understand our company and this rights offering, you should read this entire document carefully.

PriceSmart

Our business consists primarily of international membership shopping warehouse clubs similar to, but smaller in size than, warehouse clubs in the United States. As of August 31, 2005, we had 22 consolidated warehouse clubs in operation in 11 countries and one U.S. territory (four in Panama, three in Costa Rica, two each in the Dominican Republic, Guatemala, El Salvador, Honduras and Trinidad and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands), of which we own at least a majority interest.

Our headquarters are located at 9740 Scranton Road, San Diego, California 92121-1745. Our telephone number is (858) 404-8800. Our website address is www.pricesmart.com. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

Questions and Answers

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We distributed to holders of our common stock one subscription right for each share of common stock held by them at 5:00 p.m., New York City time, on Wednesday, November 24, 2004, the record date for this rights offering.

What is a right?

Each right: (i) entitled its holder to purchase from December 20, 2004 to January 24, 2005, 1.5 shares of our common stock at a price of $7 per share; and (ii) entitles the holder thereof to purchase, until Tuesday, January 31, 2006, 1.5 shares of common stock at a price of $8 per share. If a rights holder exercised a right at $7, such rights holder may not also exercise that right at $8. Therefore, in total, stockholders only received sufficient rights to enable them to purchase 1.5 shares of common stock for each share they owned as of November 24, 2004, regardless of when they exercise their rights. If a right is subscribed at $8, the subscription price would reflect an approximately 9% discount to the $8.80 per share last sales price of our common stock on the Nasdaq National Market on September 3, 2004, the last trading day before the announcement of the subscription prices.

Is there an oversubscription privilege?

No. An oversubscription privilege is a feature of some rights offerings that allows rights holders, if the rights holder fully exercises his, her or its rights, to subscribe for shares not purchased by other rights holders who hold rights at the expiration time of the rights offering and elect not to exercise any or all of their rights. There is no oversubscription privilege in connection with this rights offering.

When will the rights offering expire?

To exercise a right at a subscription price of $7, you must have done so by 5:00 p.m., New York City time, on Monday, January 24, 2005. To exercise a right at a subscription price of $8, you must do so by 5:00 p.m., New York City time, on Tuesday, January 31, 2006 unless we extend the rights offering. Accordingly, if a rights holder desires to exercise its subscription rights, the subscription agent must actually receive all required documents and payments for that rights holder before the applicable date and time. We may extend the expiration time for any reason.

Have any stockholders indicated they will exercise their rights?

On October 29, 2004, we issued an aggregate of 7,161,926 shares of common stock to The Price Group, LLC, a California limited liability company, the Sol and Helen Price Trust and the Robert and Allison Price Trust 1/10/75, and on November 23, 2004, we issued 61,135 shares of common stock to the Sol and Helen Price Trust as described in “The Rights Offering—Reasons for the Rights Offering” below. As a condition to these issuances of common stock, such entities agreed that they would not exercise or convey any rights received on shares pursuant to these issuances. Robert E. Price, who is our Chairman of the Board of Directors and Interim Chief Executive Officer, and Sol Price, one of our significant stockholders and father of Robert E. Price, and their affiliates, who we refer to as the Prices, indicated prior to the commencement of the rights offering they intended to exercise all of their rights (other than those they previously agreed not to exercise or transfer). As of the date of the prospectus, the Prices have exercised all such rights.

Who is the subscription agent?

Mellon Bank, N.A. is the subscription agent for the rights offering.

What is the record date?

The record date was Wednesday, November 24, 2004 at 5:00 p.m., New York City time. Only our stockholders as of the record date received subscription rights.

Are there any conditions to the consummation of the rights offering?

No. There were no conditions to the consummation of the rights offering and the rights were distributed to our holders of common stock as of the record date in December 2004. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of common stock pursuant to your exercise could be deemed unlawful or materially burdensome.

Can you terminate the rights offering?

Yes. We may terminate the rights offering for any reason before the expiration of the $8 subscription period.

If you terminate the rights offering, will my subscription payment be refunded to me?

Yes. If we terminate the rights offering, all subscription payments will be returned as soon as practicable following such termination, provided that shares of common stock have not already been issued pursuant to such subscription payment. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering. If we terminate the rights offering, we will not be obligated to issue shares to rights holders who have exercised their rights prior to such termination.

How will you use the proceeds received from the rights offering?

During the $7 subscription period, we received $47.8 million from the sale of 6,827,542 shares of common stock, before deducting any offering expenses, and through December 15, 2005, we had received $626,000 from the sale of 78,250 shares of common stock during the $8 subscription period, before deducting any offering expenses. If all of the rights outstanding as of December 15, 2005 are exercised during the $8 subscription period, we will receive an aggregate of approximately $121.6 million from the rights offering. The expenses associated with the rights offering are estimated to be $0.6 million. We used $9.5 million of proceeds received to date from the rights offering for site work and construction of a fourth warehouse club in Costa Rica that was opened in November 2005 and $8.7 million to retire short-term debt associated with six separate facilities with various maturity dates extending through March 2005 and interest rates ranging from 6.25% to 10.0%. Further, we used $3.0 million of proceeds received from the rights offering to repay a $3.0 million loan extended to us by The Price Group, the proceeds of which were used for the acquisition of land for the new Costa Rica location. The $3.0 million loan from The Price Group was entered into on November 3, 2004 and bore interest at 5% per annum with a term of 90 days. Further, we retired $29.2 million in long-term debt associated with 12 separate facilities with various maturity dates extending through March 2011 and interest rates ranging from 3.5% to 11.5%. The remaining proceeds received from the rights offering will be used for working capital and general corporate purposes.

How many shares of our common stock were outstanding as of the record date?

As of November 24, 2004, we had outstanding a total of 17,524,840 shares of common stock, not including treasury shares. These numbers exclude shares issuable pursuant to outstanding stock options and equity participation plans. If the rights offering is fully subscribed, based on the number of shares of our common stock outstanding as of November 24, 2004 and given that the Prices have agreed not to exercise any rights received on 7,223,061 shares of our common stock beneficially owned by them as of the record date, the number of outstanding shares of our common stock will increase by 16,052,668 shares following the issuance of all shares purchased in the rights offering. Through December 15, 2005, we had issued 6,905,792 shares of our common stock in the rights offering and as of December 15, 2005, we had 26,403,571 shares of our common stock outstanding.

How do I exercise my rights?

Each rights holder who wishes to exercise the subscription privilege under its rights should properly complete and sign its rights certificate. The holder should deliver the rights certificate, together with payment of the subscription price for each share of common stock subscribed for, to the subscription agent before the expiration of the $8 subscription period. We recommend that any holder of rights who uses the United States mail to effect delivery use insured, registered mail with return receipt requested.

Any rights holder who cannot deliver its rights certificate to the subscription agent before the expiration time of the $8 subscription price period may use the procedures for guaranteed delivery described under the heading “The Rights Offering—Guaranteed Delivery Procedures.” We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise the rights under the heading “The Rights Offering” beginning with the section entitled “—Exercising Your Rights” as well as in the rights certificates themselves and in the document entitled “Instructions for Use of PriceSmart, Inc. Common Stock Rights Certificates.”

What should I do if I want to participate in the rights offering but my shares of common stock are held in the name of my broker or a custodian bank?

We have asked brokers, dealers and nominees holding shares of our common stock on behalf of other persons to notify these persons of the rights offering. Any beneficial owner wishing to sell or exercise its rights will need to have its broker, dealer or nominee act on its behalf. Each beneficial owner of common stock should complete and return to its broker, dealer or nominee the document entitled “Beneficial Owner Election Form.” This form will be available with the other subscription materials from brokers, dealers and nominees holding shares of our common stock on behalf of other persons.

Is exercising my subscription rights risky?

Yes. The exercise of your subscription rights involves substantial risks, and you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

May stockholders in all states participate?

Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree that upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any securities acquired.

How may I pay my subscription price?

Your cash payment of the subscription price for the rights must be made by either certified check, bank draft or money order payable to Mellon Bank, N.A.

To whom should I send forms and payments?

You should send your rights certificate and payment for the common stock subscribed for and any other required documentation to the subscription agent for the rights offering, Mellon Bank, N.A., as follows:

By Mail:	By Hand:

PriceSmart, Inc. c/o Mellon Bank, N.A. Attention: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	PriceSmart, Inc. c/o Mellon Bank, N.A. Attention: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271

By Overnight Courier:

PriceSmart, Inc.

c/o Mellon Bank, N.A.

Attention: Reorganization Dept.

480 Washington Boulevard

Jersey City, NJ 07310

Will I receive subscription materials by mail if my address is outside the United States?

No. We will not mail rights certificates to stockholders with addresses outside the United States because their exercise of rights may be prohibited by the laws of the country in which they live. Instead, the subscription agent will hold rights certificates for the account of all foreign holders. To exercise or transfer those rights, each such holder must notify the subscription agent on or before 11:00 a.m., New York City time, on Tuesday, January 24, 2006, if he she or it desires to exercise a right at $8, and establish to our satisfaction that they are permitted to exercise or transfer their rights under applicable law. The subscription agent will attempt to sell, if feasible, the rights held on behalf of any foreign holder that fails to establish to our satisfaction that such exercise or transfer is permitted under applicable law, and that fails to notify the subscription agent and provide acceptable instructions to it by such time (and assuming no contrary instructions are received by such time). The estimated proceeds, if any, of any such sale will be payable to the applicable foreign holder.

Will I be charged any fees if I exercise my rights?

We will not charge a fee to holders for exercising their rights. However, any holder exercising its rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

May I transfer my rights if I do not want to purchase any shares?

Yes. The rights being distributed are transferable. The rights will be listed for trading on the Nasdaq National Market under the symbol “PSMTR.” The rights may be traded until 5:00 p.m., New York City time, on Tuesday, January 31, 2006, the expiration time for the $8 subscription period. If you wish to trade all or a portion of your rights, you should allow a sufficient amount of time prior to the expiration time for the $8 subscription period to permit your transferee to exercise or transfer such rights and to permit you to exercise or transfer any rights you retain. We cannot assure you that a trading market for the rights will exist or will develop.

How may I sell my rights?

Any holder who wishes to sell its rights should contact its broker or dealer. Alternatively, any rights holder who wishes to sell its rights may also seek to sell the rights through the subscription agent. Each holder of rights will be responsible for all fees associated with the sale of its rights, whether the rights are sold through its own broker or dealer or the subscription agent. There are limitations on your ability to sell rights to foreign persons. We cannot assure you that any person, including the subscription agent, will be able to sell any rights on your behalf. Please see “The Rights Offering—Method of Transferring and Selling Rights” for more information.

Am I required to subscribe in the rights offering?

No. However, any stockholder who chooses not to exercise its rights will experience dilution to its equity interest in our company.

If I exercise rights in the rights offering, may I cancel or change my decision?

No. All exercises of rights are irrevocable even if we extend the subscription period. We may extend the expiration time of the $8 subscription period for any reason.

If I exercise my rights, when will I receive the shares for which I have subscribed?

We will issue the shares of common stock for which subscriptions have been properly received prior to the applicable expiration time as soon as practicable following receipt of a properly completed and signed rights certificate together with payment of the subscription price for each share of common stock subscribed for. Shares of common stock that you purchase in the rights offering will be listed on the Nasdaq National Market.

Have you or your board of directors made a recommendation as to whether I should sell or exercise my rights?

No. Neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our common stock, or simply take no action with respect to your rights, based upon your own assessment of your best interests.

What are the U.S. federal income tax consequences of the rights offering to me?

U.S. holders who receive rights will generally not recognize taxable income in connection with the distribution or exercise of the rights. Any U.S. holder who sells its rights or the shares of common stock that it acquires by exercising its rights may recognize a gain or loss. We urge you to consult your own tax advisor regarding the specific U.S. federal income tax or other tax consequences associated with the rights offering, including the applicability and effect of any state, local, foreign or other tax laws. For a summary of the U.S. federal income tax consequences that are expected to be material to typical U.S. holders of our common stock that receive rights distributed pursuant to the rights offering, please see the section entitled “Material United States Federal Income Tax Consequences.”

What should I do if I have other questions?

If you have questions or need assistance regarding your rights, please contact Mellon Bank, N.A., the information agent for the rights offering, at:

Mellon Bank, N.A.

480 Washington Boulevard

Jersey City, NJ 07310

TOLL FREE: (888) 867-6003

RISK FACTORS

Investment in our securities involves a high degree of risk, including the risks described below. You should carefully consider the following risks factors, together with all of the other information presented in this prospectus and the documents we have incorporated by reference in deciding whether to invest in our securities. Each of the risks described in this prospectus and the documents we incorporate by reference could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Factors That May Affect Future Performance

We had substantial net losses in fiscal years 2003, 2004 and 2005, and may continue to incur losses in future periods.

We incurred net losses attributable to common stockholders of approximately $32.1 million in fiscal 2003, including asset impairment and closing cost charges of approximately $7.1 million, approximately $33.3 million in fiscal 2004, including asset impairment and closing charges of approximately $1.2 million and approximately $63.6 million in fiscal 2005 including asset impairment and closing charges of $11.4 million. We are seeking ways to improve sales, margins, expense controls and inventory management in an effort to return to profitability. However, if these efforts fail to adequately reduce costs, or if our sales are less than we project, we may continue to incur losses in future periods.

If we fail to comply with the covenants governing our indebtedness, the lenders may elect to accelerate our indebtedness and foreclose on the collateral pledged to secure the indebtedness.

Under the terms of debt agreements to which we and/or one or more of our wholly owned or majority owned subsidiaries are parties, in order to incur additional indebtedness, we must comply with specified financial covenants, which include current ratio, debt service and leverage ratios. During fiscal year 2005, we paid off those loans that had financial maintenance covenants and as of August 31, 2005, we were in compliance with our debt covenants.

Additionally, most of our vendors extend trade credit to us and allow payment for products following delivery. If these vendors extend less credit to us or require pre-payment for products, our cash requirements and financing needs may increase. We may not be able to obtain financing or refinancing on terms that are acceptable to us, or at all.

Our financial performance is dependent on international operations, which exposes us to various risks.

Our international operations account for nearly all of our total sales. Our financial performance is subject to risks inherent in operating and expanding our international membership business, which include:

•	changes in and interpretation of tariff and tax laws and regulations, as well as inconsistent enforcement of laws and regulations,

•	the imposition of foreign and domestic governmental controls,

•	trade restrictions,

•	greater difficulty and costs associated with international sales and the administration of an international merchandising business,

•	thefts and other crimes,

•	limitations on U.S. company ownership in certain foreign countries,

•	product registration, permitting and regulatory compliance,

•	volatility in foreign currency exchange rates,

•	the financial and other capabilities of our joint venturers and licensees, and

•	general political as well as economic and business conditions.

Any failure by us to manage our widely dispersed operations could adversely affect our business.

As of August 31, 2005, we had in operation 22 consolidated warehouse clubs in 11 countries and one U.S. territory (four in Panama; three in Costa Rica; two each in the Dominican Republic, Guatemala, El Salvador, Honduras and Trinidad; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands). The success of our business will depend to a significant degree on our ability to (i) efficiently operate warehouse clubs on a profitable basis and (ii) maintain positive comparable warehouse club sales growth in the applicable markets. In addition, we will need to continually evaluate the adequacy of our existing personnel, systems and procedures, including warehouse management and financial and inventory control. Moreover, we will be required to continually analyze the sufficiency of our inventory distribution channels and systems and may require additional facilities in order to support our operations. We may not adequately anticipate all the changing demands that will be imposed on these systems. An inability or failure to retain effective warehouse personnel or to update our internal systems or procedures as required could have a material adverse effect on our business, financial condition and results of operations.

Although we have taken and continue to take steps to improve significantly our internal controls, there may be material weaknesses or significant deficiencies that we have not yet identified.

Subsequent to the completion of its audit of, and the issuance of an unqualified report on our financial statements for the year ended August 31, 2005, Ernst & Young LLP notified us that it will issue a management letter identifying deficiencies that existed in the design or operation of our internal controls that it considered to constitute a material weakness in the effectiveness of our internal controls pursuant to standards established by the American Institute of Certified Public Accountants. Ernst & Young LLP indicated that our restatement of our financial statements in our Quarterly Reports on Form 10-Q to report a “deemed dividend” with respect to our exchanges of common stock for outstanding shares of preferred stock in the first quarter of fiscal 2005 indicated the existence of weaknesses in the design or operation of our controls relating to the application of generally accepted accounting principles to complex or unusual transactions. In addition, subsequent to the completion of its audit of, and the issuance of an unqualified report on our financial statements for the year ended August 31, 2003, Ernst & Young LLP issued to us a management letter identifying deficiencies that existed in the design or operation of our internal controls that it considered to be material weaknesses in the effectiveness of our internal controls pursuant to standards established by the American Institute of Certified Public Accountants. The deficiencies reported by Ernst & Young LLP indicated that our internal controls relating to revenue recognition did not function properly to prevent the recordation of net warehouse sales that failed to satisfy the requirements of SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” and our internal controls failed to identify that our former Philippines and Guam businesses failed to perform internal control functions to reconcile their accounting records to supporting detail on a timely basis. These material control weaknesses were identified during fiscal 2003 by us and brought to the attention of Ernst & Young LLP and the Audit Committee of our Board of Directors.

We have taken steps to strengthen control processes in order to identify and rectify past accounting errors and to prevent the situations that resulted in the need to restate prior period financial statements from recurring. These measures may not completely eliminate the material weaknesses in our internal controls identified by us and by Ernst & Young LLP, and we may have additional material weaknesses or significant deficiencies in our internal controls that neither Ernst & Young LLP nor our management has yet identified. Further, despite our efforts to improve our internal control structure, we may not be entirely successful in remedying internal control deficiencies that were previously identified. Any failure to timely remediate control gaps discovered in the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 or otherwise could harm our operating results and cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We face significant competition.

Our international merchandising businesses compete with exporters, wholesalers, other membership merchandisers, local retailers and trading companies in various international markets. Some of our competitors may have greater resources, buying power and name recognition. There can be no assurance that additional competitors will not decide to enter the markets in which we operate or that our existing competitors will not compete more effectively against us. We may be required to implement price reductions in order to remain competitive should any of our competitors reduce prices in any of our markets. Moreover, our ability to operate profitably in our markets, particularly small markets, may be adversely affected by the existence or entry of competing warehouse clubs or discount retailers. For example, the business of the PriceSmart warehouse clubs in Mexico (which closed in February 2005) was negatively impacted by the opening of U.S. based membership warehouse clubs, contributing to the closure of the Mexico PriceSmart warehouse club operations.

We face difficulties in the shipment of and inherent risks in the importation of merchandise to our warehouse clubs.

Our warehouse clubs import approximately 45% of the merchandise that they sell, which originate from varying countries and are transported over great distances, typically over water, which results in:

•	substantial lead times needed between the procurement and delivery of product, thus complicating merchandising and inventory control methods,

•	the possible loss of product due to theft or potential damage to, or destruction of, ships or containers delivering goods,

•	product markdowns as a result of it being cost prohibitive to return merchandise upon importation,

•	product registration, tariffs, customs and shipping regulation issues in the locations we ship to and from, and

•	substantial ocean freight and duty costs.

Moreover, each country in which we operate has different governmental rules and regulations regarding the importation of foreign products. Changes to the rules and regulations governing the importation of merchandise may result in additional delays, costs or barriers in our deliveries of products to our warehouse clubs or product we select to import. For example, several of the countries in which our warehouse clubs are located have imposed restrictions on the importation of some U.S. beef products because of concerns about Bovine Spongiform Encephalopathy (BSE), commonly referred to as “mad cow disease.” As a result of these restrictions, the sales of U.S. beef products may be impaired for the duration of these restrictions and may continue following the lifting of these restrictions because of perceptions about the safety of U.S. beef among people living in these countries. In addition, only a limited number of transportation companies service our regions. The inability or failure of one or more key transportation companies to provide transportation services to us, any collusion among the transportation companies regarding shipping prices or terms, changes in the regulations that govern shipping tariffs or the importation of products, or any other disruption in our ability to transport our merchandise could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to weather and other risks associated with international operations.

Our operations are subject to the volatile weather conditions and natural disasters such as earthquakes and hurricanes, which are encountered in the regions in which our warehouse clubs are located and which could result in significant damage to, or destruction of, or temporary closure of our warehouse clubs. For example, during September 2004, while no damage was sustained from the multiple hurricanes in the Caribbean, a total of eight days of sales were lost due to selected warehouse club closures resulting from heavy rains, local flooding and government advisories to stay off the roads. Losses from business interruption may not be adequately compensated by insurance and could have a material adverse effect on our business, financial condition and results of operations.

Declines in the economies of the countries in which we operate our warehouse clubs would harm our business.

The success of our operations depends to a significant extent on a number of factors that affect discretionary consumer spending, including employment rates, business conditions, consumer spending patterns and customer preferences and other economic factors in each of our foreign markets. Adverse changes in these factors, and the resulting adverse impact on discretionary consumer spending, would affect our growth, sales and profitability. In addition, a significant decline in these economies may lead to increased governmental ownership or regulation of the economy, higher interest rates, increased barriers to entry such as higher tariffs and taxes, and reduced demand for goods manufactured in the United States. Any general instability in the national or regional economies of the foreign countries in which we currently operate could have a material adverse effect our business, financial condition and results of operations.

A few of our stockholders have control over our voting stock, which will make it difficult to complete some corporate transactions without their support and may prevent a change in control.

As of October 31, 2005, the Prices comprise a group that may be deemed to beneficially own 53.4% of our common stock. Because the group may be deemed to beneficially own, in the aggregate, more than 50.0% of our common stock, we are a “controlled company” within the meaning of Nasdaq Marketplace Rule 4350(c)(5). As a result of their beneficial ownership, these stockholders have the ability to control the outcome of all matters submitted to our stockholders for approval, including the election of directors. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

The loss of key personnel could harm our business.

We depend to a large extent on the performance of our senior management team and other key employees, such as U.S. ex-patriots in certain locations where we operate, for strategic business direction. The loss of the services of any members of our senior management or other key employees could have a material adverse effect on our business, financial condition and results of operations.

We are subject to volatility in foreign currency exchange.

We, primarily through majority or wholly owned subsidiaries, conduct operations in Central America and the Caribbean, and as such are subject to both economic and political instabilities that cause volatility in foreign currency exchange rates or weak economic conditions. As of August 31, 2005, we had a total of 22 consolidated warehouse clubs operating in 11 foreign countries and one U.S. territory, 15 of which operate under currencies other than the U.S. dollar. For fiscal 2005, approximately 77% of our net warehouse club sales were in foreign currencies. Also, as of August 31, 2005, we had three closed warehouse clubs in Mexico, through a 50/50 joint venture accounted for under the equity method of accounting, which operate under the Mexican Peso. We may enter into additional foreign countries in the future or open additional locations in existing countries, which may increase the percentage of net warehouse sales denominated in foreign currencies.

Foreign currencies in most of the countries where we operate have historically devalued against the U.S. dollar and are expected to continue to devalue. For example, the Dominican Republic experienced a net currency devaluation of 81% between the end of fiscal 2002 and the end of fiscal 2003 and 13% (significantly higher at certain points of the year) between the end of fiscal 2003 and the end of fiscal 2004. Foreign exchange transaction gains (losses), including repatriation of funds, which are included as part of the costs of goods sold in the consolidated statement of operations, for fiscal 2005, 2004 and 2003 were approximately $551,000, $(1.0) million and $(168,000), respectively.

We face the risk of exposure to product liability claims, a product recall and adverse publicity.

We market and distribute products, including meat, dairy and other food products, from third-party suppliers, which exposes us to the risk of product liability claims, a product recall and adverse publicity. For example, we may inadvertently redistribute food products that are contaminated, which may result in illness, injury or death if the contaminants are not eliminated by processing at the foodservice or consumer level. We generally seek contractual indemnification and insurance coverage from our major suppliers. However, if we do not have adequate insurance or contractual indemnification available, product liability claims relating to products that are contaminated or otherwise harmful could have a material adverse effect on our ability to successfully market our products and on our business, financial condition and results of operations. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding a product recall or any assertion that our products caused illness or injury could have a material adverse effect on our reputation with existing and potential customers and on our business, financial condition and results of operations.

Potential future impairments under SFAS 144 could adversely affect our future results of operations and financial position.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we asses our long-lived assets for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be measured and recognized if the sum of the expected future discounted cash flows is less than the carrying amount of the asset. If the carrying amount of the asset were determined to be impaired, an impairment loss to write-down the carrying value of the asset to fair value by using quoted market prices, when available, would be required. When a quoted market price is not available, an estimated fair value would be determined through other valuation techniques. We have used projected cash flows discounted to reflect the expected commercial, competitive and other factors related to our long-lived assets and comparisons to similar asset sales and valuations by others to estimate the fair value of our intangible assets. These future tests may result in a determination that these assets have been impaired. If at any time we determine that an impairment has occurred, we will be required to reflect the impaired value as a charge, resulting in a reduction in earnings in the quarter such impairment is identified and a corresponding reduction in our net asset value. For example, we were required to take an impairment charge pursuant to SFAS 144 of $10.4 million in fiscal 2005 for our U.S. Virgin Island warehouse club operation and for closed warehouse club operations in Guatemala and Dominican Republic, as well as $1.1 million and $3.1 million related to the write down of our interest in our Mexico joint venture in fiscal 2005 and 2004, respectively. A material reduction in earnings resulting from such a charge could cause us to fail to be profitable in the period in which the charge is taken or otherwise to fail to meet the expectations of investors and securities analysts, which could cause the price of our stock to decline.

Write-offs pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standard No. 142, or SFAS 142, “Goodwill and Other Intangible Assets” could adversely affect our future results of operations and financial position.

Under statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets deemed to have indefinite lives are not amortized but instead are subject to annual impairment tests in accordance with the Statement. As of August 31, 2005, we had goodwill of approximately $29.6 million, net of accumulated amortization originating prior to the adoption of SFAS 142. We performed our impairment test on goodwill as of August 31, 2005 and August 31, 2004, and no impairment losses were recorded. In the future, we will test for impairment at least annually. Such tests may result in a determination that these assets have been impaired. If at any time we determine that an impairment has occurred, we will be required to reflect the impaired value as a part of operating income, resulting in a reduction in earnings in the period such impairment is identified and a corresponding reduction in our net asset value. A material reduction in earnings resulting from such a charge could cause us to fail to be profitable or increase the amount of our net loss in the period in which the charge is taken or otherwise to fail to meet the expectations of investors and securities analysts, which could cause the price of our stock to decline.

We face increased costs and compliance risks associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate, and the independent auditors to attest to the effectiveness of internal control over financial reporting and the evaluation performed by management. The Securities and Exchange Commission has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board, or PCAOB, has adopted documentation and attestation standards that the independent auditors must follow in conducting its attestation under Section 404. We are currently preparing for, and incurring significant expenses related to compliance with Section 404. We incurred expenses of approximately $1.5 million in fiscal 2005 associated with such preparation. We have determined that, as a result of the announcement made by the SEC on March 2, 2005, we will have an additional year, until fiscal 2006, to comply with Section 404 of the Sarbanes-Oxley Act. However, we and our advisors may not have adequately projected the cost or duration of implementation or planned sufficient personnel for the project, and more costs and time could be incurred than currently anticipated. Moreover, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to effectively implement new or improved internal controls, or to resolve difficulties encountered in our implementation, could harm our operating results, cause us to fail to meet reporting obligations, result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Risks Related to the Rights Offering

We may terminate the rights offering before the expiration of the $8 subscription period. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments without interest.

We may in our sole discretion decide not to continue with the rights offering or to terminate the rights offering prior to the expiration of the $8 subscription period. This decision would be based upon various factors, including market conditions. We currently have no intention to terminate the rights offering, but we are reserving the right to do so. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights, except to return your subscription payments, without interest or deduction, to the extent you have not received shares of common stock pursuant to such subscription payments. In addition, if you purchase rights on the public market and we later terminate the rights offering, you will lose the purchase price you paid for your rights.

You should not consider the subscription prices of our common stock as an indication of the value of our company or our common stock.

The subscription prices of our common stock may not reflect the value of our company. After discussions with our management about our financial condition and long-term operating goals and after a consideration of what would be fair to us and our unaffiliated stockholders, representatives of The Price Group proposed the subscription prices for purposes of the rights offering. These subscription prices do not necessarily bear any relationship to the book value of our assets, historic or future cash flows, financial condition, recent or historic stock prices or any other established criteria for valuation, and you should not consider the subscription prices as any indication of the value of our company. We cannot assure you that our common stock will trade at prices in excess of the subscription price at any time after the date of this prospectus.

Stockholders who do not fully exercise their rights will have their interests diluted by stockholders who do exercise their rights.

Based on the number of shares of our common stock outstanding as of November 24, 2004 and the fact that the Prices have agreed not to exercise rights they may receive on 7,223,061 shares of our common stock beneficially owned by them as of the record date, the rights offering will result in our issuance of up to an additional 16,052,668 shares of our common stock. If you choose not to fully exercise your rights, or if you are a non-U.S. stockholder that is not permitted to participate in the rights offering, your relative ownership interests in our company will be diluted. Rights holders who, prior to the expiration of the rights offering, do not exercise their rights, or who sell their rights or have their rights sold on their behalf also will have their relative ownership interests in us diluted.

Once you exercise your rights, you may not revoke your commitment.

Once you exercise your rights, you may not revoke your commitment. Therefore, even if circumstances arise after you have subscribed in the offering that cause you to change your mind about investing in our common stock, you will nonetheless be legally bound to proceed.

If we issue a large number of shares in this offering, their sale after the offering could depress the market price of our stock.

As of December 15, 2005, there were 25,969,146 shares of our common stock issued and outstanding not including treasury shares. If all remaining subscription rights in this offering that are eligible to be exercised are exercised, we would issue 9,146,876 shares of common stock, and we would have a total, of 35,116,022 shares outstanding, not including treasury shares, assuming no other issuances or repurchases of common stock. We do not know the extent to which rights holders will exercise their subscription rights in this offering. However, if a substantial number of rights are exercised, the sale of numerous shares of common stock in the months soon after the completion of the rights offering could depress the market price of our common stock.

Our market price is subject to sudden and significant swings, which may cause the resale price of your shares to be less than the subscription price.

There can be no assurance that, after we issue the shares of common stock upon exercise of rights, a subscribing holder will be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.

We do not have a history of paying cash dividends on our common stock.

We have never declared a cash dividend on our common stock and do not anticipate doing so in the foreseeable future.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers acting on their behalf, who desire to purchase common stock in the rights offering must act promptly to ensure that all required certificates and payments are actually received by the subscription agent, Mellon Bank, N.A., with respect to the rights before the expiration of the $8 subscription period at 5:00 p.m. New York City time, on Tuesday, January 31, 2006. The time period to exercise rights is limited. If you or your broker fail to complete and sign the required rights certificate, send an incorrect payment amount, or otherwise fail to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it to the extent of the payment received, in which event, your current investment in our company would be diluted. Neither we nor the subscription agent undertake to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the applicable procedures.

FORWARD-LOOKING STATEMENTS

Any statements in this prospectus, including the documents that we incorporate by reference herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to those set forth under the heading “Risk Factors.”

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. Before deciding to purchase our common stock, you should carefully consider the information in this prospectus.

USE OF PROCEEDS

During the $7 subscription period we received $47.8 million from the sale of 6,827,542 shares of common stock, before deducting any offering expenses, and through December 15, 2005, we had received $626,000 from the sale of 78,250 shares common stock during the $8 subscription period, before deducting any offering expenses. If all of the rights outstanding as of December 15, 2005 are exercised during the $8 subscription period, we will receive an aggregate of approximately $121.6 million from the rights offering, before deducting any offering expenses. The expenses associated with the rights offering are estimated to be $0.6 million. We used $9.5 million of proceeds from the rights offering for site work and construction of a fourth warehouse club in Costa Rica that was opened in November 2005 and $8.7 million to retire short-term debt associated with six separate facilities with various maturity dates extending through March 2005 and interest rates ranging from 6.25% to 10.0%. Further, we used $3.0 million of proceeds received from the rights offering to repay a $3.0 million loan extended to us by The Price Group, the proceeds of which were used for the acquisition of land for the new Costa Rica location. The $3.0 million loan from The Price Group was entered into on November 3, 2004 and bore interest at 5% per annum with a term of 90 days. Further, we retired $29.2 million in long-term debt associated with 12 separate facilities with various maturity dates extending through March 2011 and interest rates ranging from 3.5% to 11.5%. The remaining proceeds received from the rights offering will be used for working capital and general corporate purpose.

THE RIGHTS OFFERING

General

In December 2004, we distributed to each holder of our common stock, at no charge, one transferable subscription right for each share of our common stock owned by such holder as of the close of business on the record date. The rights are evidenced by rights certificates.

Each right: (i) entitled its holder to purchase from December 20, 2004 to January 24, 2005, 1.5 shares of our common stock for each share of common stock they owned as of the November 24, 2004, at a price of $7 per share; and (ii) entitles the holder thereof to purchase, until January 31, 2006, 1.5 shares of common stock for each share of common stock they owned as of November 24, 2004, at a price of $8 per share. If a rights holder exercised a right at a subscription price of $7, such rights holder may not also exercise that right at a subscription price of $8. Therefore, in total, stockholders only received sufficient rights to enable them to purchase 1.5 shares of common stock for each share they owned as of November 24, 2004, regardless of when they exercise their rights. If a right is subscribed at $8, the subscription price would reflect an approximately 9% discount to the $8.80 per share last sales price of our common stock on the Nasdaq National Market on September 3, 2004, the last trading day before the announcement of the subscription prices. Rights holders will not have the right to subscribe for shares not purchased by rights holders who hold rights at the expiration of the $8 subscription period and elect not to exercise their rights.

The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of our common stock. If you hold your shares of our common stock in a brokerage account or through a dealer or other nominee, please see the information included below under the heading “—Beneficial Owners.” As used in this prospectus and in the related instructions for completing rights certificates, the term “business day” means any day on which securities may be traded on the Nasdaq National Market.

Reasons for the Rights Offering

As previously disclosed in our Current Report on Form 8-K filed with the SEC on November 4, 2004, we have begun implementing a transaction designed to improve our profitability by reducing our interest payments and eliminating our preferred stock dividend obligations. As of the date of this prospectus, all of the common stock issuable to our affiliates pursuant to such transaction has been issued and the rights offering described in this prospectus is the only piece of the transaction that has not been completed. The purposes of this rights offering are to provide holders of our common stock not affiliated with us or the Prices an opportunity to further invest in us and maintain a portion, if not all, of their proportionate interest in our common stock at a lower price per share than was offered to the Prices in connection with our exchange of common stock for obligations owed by us to the Prices and for shares of preferred stock held by the Prices, as described below, and to allow us to obtain long-term financing through an equity offering to our common stockholders. On October 29, 2004, we held a special meeting of stockholders to approve elements of the transaction as required by Nasdaq Marketplace Rules and the Delaware General Corporation Law. The transaction includes the following elements, each of which was approved by our common stockholders at the special meeting:

•	a private placement of 3,164,726 shares of our common stock, at a price of $8 per share, to The Price Group to be funded through the conversion of a $25.0 million bridge loan, together with accrued and unpaid interest, extended to us by The Price Group on August 31, 2004;

•	an issuance of an aggregate of 2,200,000 shares of our common stock to the Sol and Helen Price Trust, the Price Family Charitable Fund, the Robert and Allison Price Charitable Remainder Trust, the Robert and Allison Price Trust 1/10/75 and The Price Group in exchange for all of the outstanding shares of our 8% Series B Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share;

•	an issuance of 2,597,200 shares of our common stock, valued for such purpose at a price of $8 per share, to The Price Group in exchange for up to $20.0 million of current obligations, plus accrued and unpaid interest, we owed to The Price Group;

•	an issuance of up to 16,052,668 shares of our common stock in connection with the rights offering described herein;

•	an issuance of up to 3,125,000 shares of our common stock, at a price of $8 per share, to The Price Group to ensure that this rights offering generates at least $25.0 million in proceeds;

•	an issuance of up to 2,223,104 shares of our common stock associated with an offer to exchange common stock, valued for such purpose at a price of $10 per share, to the holders of all of the shares of our 8% Series A Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share, in exchange for all of the outstanding shares of our Series A Preferred Stock at its initial stated value of $20.0 million plus all accrued and unpaid dividends; and

•	an amendment to our Amended and Restated Certificate of Incorporation to increase our number of authorized shares of common stock from 20,000,000 to 45,000,000 shares.

As previously disclosed in our Current Report on Form 8-K filed with the SEC on October 8, 2004, on October 4, 2004 we entered into a Common Stock Purchase Agreement with The Price Group, the Sol and Helen Price Trust, the Price Family Charitable Fund, the Robert and Allison Price Charitable Remainder Trust and the Robert and Allison Price Trust 1/10/75 to effectuate the private placement and the exchange of shares of our common stock for all of our outstanding Series B Preferred Stock and the current obligations, as described above. On October 25, 2004, the Price Family Charitable Fund donated its shares of Series B Preferred Stock to a public charity on the condition that such charity agree to be subject to the terms and conditions of the Common Stock Purchase Agreement. On October 29, 2004, following approval by our common stockholders of the above described transaction at a special meeting of stockholders called for such purpose, we issued an aggregate of 7,161,926 shares of common stock to The Price Group, the Sol and Helen Price Trust and the Robert and Allison Price Trust 1/10/75 to consummate the private placement and the exchange of common stock for all of our outstanding Series B Preferred Stock and the current obligations on the condition that such entities agree not to exercise or convey any rights they may receive pursuant to this rights offering on such shares. In connection therewith, we also issued 300,000 shares of common stock to the Robert and Allison Price Charitable Remainder Trust. We have agreed to register with the SEC for resale all 7,461,926 of these shares together with 500,000 shares of common stock issued to the public charity pursuant to the exchange of our common stock for all of our Series B Preferred Stock. On November 23, 2004, we issued 61,135 shares of our common stock to the Sol and Helen Price Trust pursuant to the offer to the holders of our Series A Preferred Stock to exchange shares of our common stock for all of our outstanding shares of Series A Preferred Stock. The Sol and Helen Price Trust has agreed not to exercise or convey any rights it may receive on the 61,135 shares of common stock it received pursuant to such exchange.

As mentioned above, if upon expiration of the $7 subscription period we had not received at least $25.0 million in proceeds from the rights offering, The Price Group had agreed to purchase from us the number of shares of our common stock equal to the shortfall, if any, divided by $8, at a price of $8 per share. Concurrent with this purchase of common stock by The Price Group, we were to grant The Price Group a non-transferable put option giving The Price Group the right, at its election, to require us to purchase at any time during the thirty (30) days following the end of the rights offering subscription period a number of shares equal to the lesser of (i) the dollar amount raised by us from the exercise of rights upon the conclusion of the $8 subscription period divided by $8, and (ii) the number of shares purchased by The Price Group upon the conclusion of the $7 subscription period, in each case at a price of $8 per share. We agreed to register with the SEC for resale the shares of our common stock issuable in connection with the purchase by The Price Group upon the conclusion of the $7 subscription period, if any. We received $47.8 million in proceeds from the exercise of subscription rights during the $7 subscription period. As a result the private placement described in this paragraph did not take place.

As previously stated, the Prices comprise a group that may be deemed to beneficially own greater than 50% of our common stock. The following table reflects the dilution of the Prices’ ownership in our common stock through the rights offering as of December 15, 2005 until the end of the $8 subscription period assuming different levels of stockholder participation. The table assumes each stockholder will subscribe in the rights offering proportionately to the overall level of subscription, meaning that if the rights offering is 50% subscribed, each individual stockholder will exercise 50% of his, her or its rights.

	Stockholder Subscription of the Rights Offering
	50% Subscribed	25% Subscribed	0% Subscribed
The Prices’ Beneficial Ownership of Common Stock	45.2%	48.8%	53.0%

As described above, the Prices are the beneficial owners of greater than 50% of our common stock, and depending on the extent to which the rights offering is subscribed by our common stockholders, may continue to be the beneficial owners of greater than 50% of our common stock following the rights offering.

Determination of Subscription Price

After discussions with management about our financial condition and long-term operating goals and after a consideration of what would be fair to us and our unaffiliated stockholders, representatives of The Price Group proposed the value to be ascribed to our common stock for purposes of the $25.0 million private placement, the exchange of common stock for all of our outstanding Series B Preferred Stock and the exchange of our common stock for the up to $20.0 million in current obligations owed to The Price Group. Concurrently therewith, such representatives also proposed the prices per share for this rights offering, the potential purchase by The Price Group of up to 3,125,000 shares of our common stock at $8 per share upon the conclusion of the $7 subscription period and the exercise price of the put option that would be granted in connection with such purchase by The Price Group, if any. Except for the $7 per share price applicable during the first month of the rights offering, the deemed values for the common stock were greater than the market price of the common stock at the time the initial proposals were made to us. The deemed exchange value for the common stock used in the offer to exchange our common stock for all of our outstanding Series A Preferred Stock was separately negotiated by our outside counsel and counsel to plaintiffs in the federal class action lawsuit entitled Performance Capital, L.P. v. PriceSmart, Inc. et al. These exchange values were estimates only, and there can be no assurance that our common stock will attain, or maintain for any period of time, a market price approaching such estimate in the future.

Expiration Time

You may exercise your subscription privilege at any time before the expiration time, which is 5:00 p.m., New York City time, on Tuesday, January 31, 2006 of the $8 subscription period unless the rights offering is terminated or extended. The $7 subscription period ended on January 24, 2005. If you do not exercise your rights before the expiration of the $8 subscription period, your rights will expire and become null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives any of the required documents relating to your exercise of subscription privileges after the expiration of the $8 subscription period, regardless of when you transmitted the documents, unless you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below. If the subscription agent receives documents related to an exercise of rights at a subscription price of $8 after the expiration of the $8 subscription period, your subscription price will be returned to you.

We may extend the expiration time for the $8 subscription period for any reason, and you will not be able to revoke your exercise of subscriptions.

If we elect to extend the expiration time for the $8 subscription period, we will issue a press release announcing the extension before 9:00 a.m. Pacific time on the first business day after the most recently announced expiration time.

Subscription Privilege

Each right entitles the holder to purchase 1.5 shares of our common stock, upon delivery of the required documents and payment of the proper subscription price per share, prior to the expiration time. You are not required to exercise your subscription privilege.

Exercising Your Rights

You may exercise your rights by delivering the following to the subscription agent before the expiration time for the $8 subscription period:

•	your properly completed and executed rights certificate evidencing the exercised rights with any required signature medallion guarantees or other supplemental documentation; and

•	your payment in full of the subscription price for each share of common stock subscribed for pursuant to the subscription privilege.

Alternatively, if you deliver a notice of guaranteed delivery together with your subscription price payment prior to the expiration time for the $8 subscription period you must deliver the rights certificate within three business days following the expiration time for the $8 subscription period using the guaranteed delivery procedures described below under the heading “—Guaranteed Delivery Procedures.”

Payment of Subscription Price

Your cash payment of the subscription price for the rights must be made by either certified check, bank draft or money order payable to Mellon Bank, N.A. Your cash payment of the subscription price for the rights will be deemed to have been received by the subscription agent only when the subscription agent receives your certified check, bank draft or money order.

We will retain any interest earned on any cash funds held by the subscription agent in connection with the rights offering prior to the consummation of the rights offering or the return of such funds, if required, pursuant to this prospectus.

The subscription agent will hold your payment of the subscription price for the rights in a segregated account with other payments received from holders of rights until we issue to you your shares of common stock or return your overpayment, if any.

Exercising a Portion of Your Rights

If you subscribe for fewer than all of the shares of common stock that you are eligible to purchase pursuant to the subscription privilege represented by your rights certificate, you may, under certain circumstances, request from the subscription agent, a new rights certificate representing the unused rights and then attempt to sell your unused rights. See “—Method of Transferring and Selling Rights” below.

Alternatively, you may transfer a portion of your rights and request from the subscription agent, a new rights certificate representing the rights you did not transfer.

Calculation of Rights Exercised

If you do not indicate the number of shares being purchased for the rights you receive, or do not forward full payment of the aggregate subscription price for the number of shares that you indicate are being purchased, then you will be deemed to have exercised the subscription privilege with respect to the maximum number of shares that may be purchased for the aggregate subscription price payment received by the subscription agent. If your full subscription price payment is not applied to your purchase of shares of common stock, the subscription agent will return to you by mail or similarly prompt means, or as otherwise instructed by us, the excess amount without interest or deduction as soon as practicable.

Instructions for Completing the Rights Certificates

You should read and follow the instructions accompanying the rights certificates carefully. If you want to exercise your rights, you must send your completed rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. You should not send the rights certificates, any related documentation or payment of the subscription price to us. Any rights certificates and other items received by us relating to the subscriptions will be returned to the sender.

You bear all risk for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

Signature Medallion Guarantee May Be Required

Your signature on each rights certificate must be medallion guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your rights certificate is registered in your name; or

•	you are an eligible institution.

Delivery of Subscription Materials and Payment

You should deliver your rights certificate and payment for the common stock subscribed for, as well as any nominee holder certifications, notices of guaranteed delivery and any other required documentation to the subscription agent, Mellon Bank, N.A. as follows:

By Mail:	By Hand:

PriceSmart, Inc. c/o Mellon Bank, N.A. Attention: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	PriceSmart, Inc. c/o Mellon Bank, N.A. Attention: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271

By Overnight Courier:

PriceSmart, Inc.

c/o Mellon Bank, N.A.

Attention: Reorganization Dept.

480 Washington Boulevard

Jersey City, NJ 07310

Guaranteed Delivery Procedures

If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent before the expiration of the $8 subscription period you may exercise your rights by the following guaranteed delivery procedures:

•	provide your payment in full of the subscription price for each share of common stock being subscribed for pursuant to the subscription privilege to the subscription agent before the applicable expiration time;

•	deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

•	deliver the properly completed rights certificate evidencing the rights being exercised (and, if applicable for a nominee holder, the related nominee holder certification), with any required signatures medallion guaranteed, to the subscription agent, within three business days following the expiration time for the $8 subscription period.

Your notice of guaranteed delivery must be substantially in the form provided with the “Instructions for Use of PriceSmart, Inc. Common Stock Rights Certificates” distributed to you with your rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee medallion program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

•	your name;

•	the number of rights represented by your rights certificate, the number of shares of common stock you are subscribing for pursuant to the subscription privilege; and

•	your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within three business days following the expiration time for the $8 subscription period.

You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth under “—Delivery of Subscription Materials and Payment” above.

Eligible institutions may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (201) 296-4293. To confirm facsimile deliveries, you may call (201) 296-4860.

The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the information agent at (888) 867-6003.

Notice to Nominees

If you are a broker, a dealer, a trustee or a depositary for securities who holds shares of our common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of those shares of the issuance of the rights as soon as possible to find out the beneficial owners’ intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. A nominee holder that holds shares of common stock for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of common stock on the record date, so long as the nominee submits the appropriate rights certificates and certifications and proper payment to the subscription agent.

If you hold shares of common stock as a nominee holder for beneficial owners whose address is outside the United States, see “—Foreign Stockholders.”

Beneficial Owners

If you are a beneficial owner of shares of our common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, dealer or other nominee with the other subscription materials. If you are outside the United States, see “—Foreign Stockholders.”

Procedures for DTC Participants

We expect that the rights will be eligible for transfer, and that your exercise of your subscription privilege with respect to rights may be made, through the facilities of DTC.

Determinations Regarding the Exercise of Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See “—Regulatory Limitation” and “—Compliance with Regulations Pertaining to the Rights Offering” below.

No Revocation of Exercised Rights

Once you have exercised your subscription privilege you may not revoke your exercise. Even if we extend the expiration time for the $8 subscription period, you may not revoke your exercise.

Subscription Agent

We have appointed Mellon Bank, N.A. as subscription agent for the rights offering. We will pay its fees and expenses related to the rights offering and have agreed to indemnify it from liabilities it may incur in connection with the rights offering.

Information Agent

We have appointed Mellon Bank, N.A. as information agent for the rights offering. We will pay its fees and expenses related to the rights offering and have agreed to indemnify it from liabilities it may incur in connection with the rights offering. You may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus, the instructions for the rights, the nominee holder certification, the notice of guaranteed delivery or other subscription materials referred to herein, to the information agent for the rights offering, at the following telephone number and address:

Mellon Bank, N.A.

480 Washington Boulevard

Jersey City, NJ 07310

TOLL FREE: (888) 867-6003

Method of Transferring and Selling Rights

The rights will be listed for trading on the Nasdaq National Market under the symbol “PSMTR”. We expect that the rights may be purchased or sold through usual investment channels until 5:00 p.m., New York City time, on Tuesday, January 31, 2006, the expiration time for the $8 subscription period. You may not sell, transfer or send your rights or rights certificate to anyone outside the United States unless the foreign person provides evidence satisfactory to us that such sale or transfer is lawful. There has been no prior public market for the rights, and we cannot assure you that a trading market for the rights, will exist or develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the rights will trade, if at all. If you do not exercise or sell your rights you will lose any value inherent in the rights. See “—General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights” below.

Transfer of Rights

You may transfer rights in whole by endorsing the rights certificate for transfer and by following the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a part of the rights, you should deliver your properly endorsed rights certificate to the subscription agent. With your rights certificate, you should include instructions to register in the name of the transferee such portion of the rights evidenced thereby that you wish to transfer and to issue a new rights certificate to the transferee evidencing that portion of the rights that you wish to transfer. You may only transfer whole rights and not fractions of a right. If there is sufficient time before the expiration of the $8 subscription period, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you wish to sell your remaining rights, you may request that the subscription agent transfer your certificates representing your remaining rights to your broker or dealer so that you may sell them through your broker or dealer. You may also request that the subscription agent, sell your rights for you, as described below.

We and the subscription agent reserve the right without liability to treat as invalid any exercise or purported exercise of rights evidenced by a completed rights certificate or any transfer or purported transfer of a rights certificate that appears to us or the subscription agent to have been executed, effected or dispatched into, in or from a jurisdiction other than the United States or if the transferee of any purported transfer of a rights certificate appears to be resident outside the United States unless it is otherwise lawful for them to do so. At the time of transfer or exercise, these foreign persons must provide evidence satisfactory to us, such as a legal opinion from local counsel, that it is lawful for them to do so.

If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the expiration of the $8 subscription period for the subscription agent to:

•	receive and process your transfer instructions; and

•	issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any rights you retained.

Neither we nor the subscription agent will have any liability to you if you or your transferee does not receive any new rights in time to exercise or transfer such rights.

If you wish to transfer your rights, your rights certificate must be medallion guaranteed by an eligible institution.

Sales of Rights through the Subscription Agent

If you choose not to sell your rights through your broker or dealer, you may seek to sell your rights only through the subscription agent. If you wish to have the subscription agent seek to sell your rights, you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. If you want the subscription agent to seek to sell only part of your rights, you must send the subscription agent instructions setting forth what you would like done with the rights, along with your rights certificate. You may only seek to sell whole rights and not fractions of a right through the subscription agent.

If the subscription agent sells rights for you, the subscription agent will send you by mail a check for the net proceeds from the sale of any of your rights as soon as practicable after such sale. If your rights can be sold, the sale will be placed, to the extent possible, with a broker on the next trading day on the Nasdaq National Market following receipt of the sale request. You will be deemed to have sold your rights at the actual sale price received for such sale. The fees charged by the subscription agent for selling rights will be deducted from the sale price for such rights sold. We cannot assure you, however, that a market will develop for the rights or that the subscription agent will be able to sell your rights.

You must have your order to sell your rights to the subscription agent before 11:00 a.m., New York City time, on Tuesday, January 24, 2006, the fifth business day before the expiration of the $8 subscription period. If less than all sales orders received by the subscription agent are filled, the sales proceeds will be prorated among you and the other rights holders based upon the number of rights that each holder has instructed be sold during that period, irrespective of when during the period the instructions are received. The subscription agent is required to sell your rights only if the subscription agent is able to find buyers. If the subscription agent cannot sell your rights by 5:00 p.m., New York City time, on Thursday, January 26, 2006, the third business day before the expiration of the $8 subscription period, the subscription agent will return your rights certificate to you by overnight delivery.

IF YOU SELL YOUR RIGHTS THROUGH YOUR BROKER OR DEALER, YOU MAY RECEIVE A DIFFERENT AMOUNT OF PROCEEDS THAN IF YOU SELL THE SAME AMOUNT OF RIGHTS THROUGH THE SUBSCRIPTION AGENT. IF YOU SELL YOUR RIGHTS THROUGH YOUR BROKER OR DEALER INSTEAD OF THE SUBSCRIPTION AGENT, YOUR SALES PROCEEDS WILL BE THE ACTUAL SALES PRICE OF YOUR RIGHTS LESS ANY FEES, COMMISSIONS AND EXPENSES.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights

The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should allow a sufficient amount of time for your transferee to exercise or sell the rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration of the $8 subscription period.

You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if the subscription agent receives your properly endorsed rights certificate no later than 5:00 p.m., New York City time, on Tuesday, January 24, 2006, five business days before the expiration of the $8 subscription period. Neither the subscription agent nor we will issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are received by the subscription agent after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights, except that we will pay any fees of the subscription agent associated with the exercise of rights. Any amounts you owe will be deducted from your account.

A request to exercise rights will constitute a warranty by you that you and the beneficial owner of the rights are within the United States, except if you have otherwise provided evidence to our satisfaction, such as a legal opinion from local counsel, that it is lawful for you to receive rights and exercise rights and acquire shares. A transfer of rights will constitute a warranty that the transferor is within the United States or is otherwise entitled to transfer the rights and a warranty from the transferee that the transferee and any beneficial owner of the rights for whom the transferee acts are within the United States or that it is otherwise lawful for them to receive rights and exercise rights and acquire shares of common stock.

If you do not exercise your rights before the expiration of the $8 subscription period, your rights will expire and will no longer be exercisable.

Effect on Stock Options

All of our outstanding stock options were issued pursuant to plans previously adopted by our board of directors. Holders of options to purchase shares of our common stock did not receive rights. We plan to make an equitable adjustment to all of our outstanding stock options to preserve the benefits or potential benefits intended to be made available pursuant to the options. Such future adjustment shall be made by the Compensation Committee of our Board of Directors.

No Recommendations to Rights Holders

Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our common stock or simply take no action with respect to your rights, based upon your own assessment of your best interests.

Termination

There are no conditions to the consummation of the rights offering. However, we may terminate the rights offering for any reason at any time before the expiration of the $8 subscription period. If we terminate the rights offering, we will promptly issue a press release announcing the termination, and we will promptly thereafter return all subscription payments, provided that shares of common stock have not been issued pursuant to such subscription payment. We will not be obligated to issue shares to rights holders that have exercised their rights prior to the termination of the rights offering. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Foreign Stockholders

We will not mail rights certificates to stockholders on the record date or to subsequent transferees whose addresses are outside the United States because their exercise of rights may be prohibited by the laws of the country in which they live. Instead, we will have the subscription agent hold the rights certificates for those holders’ accounts. Foreign holders must have exercised their subscription privilege before 11:00 a.m., New York City time, on Monday, January 17, 2005, in order to have exercised a right at a subscription price of $7, and such holders have from the expiration of the $7 subscription period until 11:00 a.m., New York City Time on Tuesday, January 24, 2006 to exercise a right at a subscription price of $8, unless the rights offering is terminated or extended. To transfer their rights, foreign holders must notify the subscription agent before 11:00 a.m., New York City time, on Tuesday, January 24, 2006, five business days prior to the expiration of the $8 subscription period and must establish to our satisfaction that such exercise or transfer is permitted under applicable law. If a foreign holder does not establish to our satisfaction that such exercise or transfer is permitted under applicable law, and notify, and provide acceptable instructions to, the subscription agent by such time (and if no contrary instructions have been received by such time), the subscription agent will seek to sell the foreign holder’s rights, subject to the subscription agent’s ability to find a purchaser. Any such sales will be deemed to have been made at the actual sale price received in such sale by the subscription agent. If the subscription agent sells a foreign holder’s rights, the subscription agent will send the foreign holder by mail a check for the net proceeds from the sale of any rights of the foreign holder. See “—Method of Transferring and Selling Rights,” “—Transfer of Rights” and “—Sales of Rights Through the Subscription Agent” above. The proceeds, if any, resulting from sales of rights of holders whose addresses are not known by the subscription agent or to whom delivery cannot be made will be held in an interest bearing account. Any amount remaining unclaimed on the second anniversary of the expiration time will be turned over to us. If you live outside of the United States, you should consult with your legal advisor about the particular laws of the country in which you live.

If you hold shares of our common stock through a broker, a dealer, a trustee or a depository within the United States as a nominee holder and you are outside the United States, neither you nor your nominee may attempt to exercise any rights unless you have provided evidence satisfactory to us, such as a legal opinion from local counsel, that it is not unlawful for you to receive and exercise rights without any requirement being imposed on us to be registered or licensed.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time of the expiration of the $8 subscription period, you have not obtained such clearance or approval.

Issuance of Common Stock

Unless we earlier terminate the rights offering, the subscription agent will issue the shares of our common stock purchased in the rights offering as soon as practicable following receipt of a properly completed and signed rights certificate together with payment of the subscription price for each share of common stock subscribed for. Each subscribing holder’s new shares will be issued in the same form, certificated or book-entry, as the rights exercised by that holder.

Your payment of the aggregate subscription price for our common stock will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your shares of common stock. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of our company with respect to the subscribed for shares of our common stock until the certificates representing such shares are issued to you or the shares are deposited in the book-entry account held on your behalf. Upon our issuance of the certificates or the deposit of the shares in the applicable book-entry account, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable. We will not issue any fractional shares of common stock.

Shares of Common Stock Outstanding

As of November 24, 2004, we had outstanding 17,524,840 shares of our common stock, not including treasury shares. The number of outstanding shares of our common stock will increase by 16,052,668 shares, following the issuance of all shares purchased in the rights offering (assuming that the rights offering is fully subscribed and given that the Prices have agreed not to exercise any rights they may receive on 7,223,061 shares of our common stock beneficially owned by them as of the record date). This represents an approximate 92% increase in the number of outstanding shares of our common stock as of November 24, 2004.

Compliance with Regulations pertaining to the Rights Offering

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Scope of Discussion

The following discussion is a summary of the U.S. federal income tax consequences that are expected to be material to a typical “U.S. holder” (defined below) that receives rights distributed pursuant to the rights offering and that either (i) exercises such rights, (ii) allows such rights to expire, or (iii) sells, exchanges, or otherwise disposes of such rights. With the exception of the tax consequences described below under the heading “—Termination of Rights Offering,” the following discussion assumes that we will not terminate the rights offering.

This discussion is based on current provisions of the Internal Revenue Code, which we refer to as the “Code,” applicable current, temporary and proposed Treasury regulations promulgated thereunder, which we refer to as the “Treasury Regulations,” the legislative history of the Code and publicly available administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. This discussion is included for general information purposes only and does not purport to be a complete technical analysis or listing of all potential tax considerations that may be relevant to U.S. holders in light of their particular circumstances. This discussion does not address any state, local or foreign tax consequences or any non-income tax consequences (such as estate or gift tax consequences). This discussion applies only to U.S. holders that hold shares of our common stock as capital assets and that will hold the rights distributed pursuant to the rights offering as capital assets (and, in the event such rights are exercised, will hold newly acquired shares of our common stock as capital assets), in each case, within the meaning of Section 1221 of the Code. This discussion also does not address the United States federal income tax consequences to a U.S. holder that is one of our affiliates or that is subject to special rules under the Code, including but not limited to:

•	a financial institution, insurance company, or regulated investment company;

•	persons who are subject to alternative minimum tax;

•	a tax-exempt organization, retirement plan, or mutual fund;

•	a dealer, broker, or trader in securities;

•	non-U.S. holders (as defined below);

•	an entity treated as a partnership for U.S. federal income tax purposes;

•	a stockholder that owns its shares of our common stock indirectly through an entity treated as a partnership for United States federal income tax purposes, or a trust or estate;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	a stockholder that holds its shares of our common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

•	a stockholder that acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

We will not seek a ruling from the Internal Revenue Service, or the “IRS,” with respect to the rights offering. The IRS could take positions concerning the tax consequences of the rights offering that are different from those described in this discussion, and, if litigated, a court could sustain any such positions taken by the IRS.

For purposes of this discussion, the term “U.S. holder” means a holder of shares of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under U.S. laws or the laws of any state or political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if, in general, a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a holder other than a U.S. holder. If a holder of our common stock is a non-U.S. holder, the tax consequences of the rights offering to such holder will depend upon a variety of factors, including whether such person conducts a trade or business in the U.S. Non-U.S. holders are urged to consult their own tax advisors regarding the tax consequences associated with the rights offering.

Holders of our common stock are urged to consult their own tax advisors regarding the specific tax consequences associated with the rights offering, including the applicability and effect of any state, local, foreign, or other tax laws as well as changes in applicable tax laws.

Distribution of Rights

Pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, a U.S. holder that receives rights pursuant to the rights offering will not be required to recognize taxable income for U.S. federal income tax purposes upon the receipt of such rights unless, among other things, the distribution of rights results in both the receipt of property by some stockholders and an increase in the proportionate interests of other stockholders in our assets or earnings and profits. In this discussion, we refer to a distribution that has both of these consequences as a “disqualified distribution.” For the purpose of determining whether a disqualified distribution has occurred, the term “stockholder” includes a holder of rights to acquire our stock.

As described under the heading “The Rights Offering—Effect on Stock Options,” we plan to adjust the terms of our outstanding stock options. The Treasury Regulations under Section 305 of the Code provide that the failure to properly adjust stock options following the distribution of stock rights may cause the stock rights to be a disqualified distribution. However, the Treasury Regulations do not adequately address whether the terms of compensatory stock options must be adjusted and, if an adjustment is required, how the adjustment should be made. We believe that the adjustments we plan to make to our stock options should satisfy the requirements in the Treasury Regulations if those regulations apply to our compensatory stock options. However, there is a risk that the IRS might not agree with our approach.

Based on our belief that the adjustment of our stock options does not cause the rights offering to be a disqualified distribution, we believe, and the remainder of this discussion assumes, that a U.S. holder that receives rights pursuant to the rights offering should not be required to recognize taxable income for U.S. federal income tax purposes and we intend to report the rights offering accordingly. However, if our intended treatment of the rights offering were challenged by the IRS and if such challenge were ultimately upheld, the U.S. federal income tax consequences to a U.S. holder that receives rights pursuant to the rights offering may differ from the consequences described herein, and it is possible that a U.S. holder’s receipt of rights pursuant to the rights offering may be taxable as a dividend.

Basis and Holding Period of Rights

If, in accordance with Section 307 of the Code, the fair market value of the rights which we distribute to a U.S. holder is less than 15% of the fair market value of such U.S. holder’s shares of our common stock with respect to which such rights were distributed, such U.S. holder’s basis in the rights distributed generally will be zero. A U.S. holder may elect, however, to allocate its basis in our common stock between such common stock and the rights received in proportion to the fair market value of such common stock and such rights. This election may be made pursuant to Section 307 of the Code and the Treasury Regulations thereunder and will be irrevocable once made.

If the fair market value of the rights which we distribute to a U.S. holder is 15% or more of the fair market value of such U.S. holder’s shares of our common stock with respect to which such rights were distributed, such U.S. holder will be required to allocate its basis between such common stock and such rights in proportion to their relative fair market values.

In either case, a U.S. holder’s holding period for the rights that we distribute to such U.S. holder will include the holding period of such U.S. holder’s shares of our common stock with respect to which such rights were distributed.

Exercise of Rights; Basis and Holding Period of Acquired Shares; Sale, Exchange or Other Disposition of Acquired Shares

A U.S. holder will not recognize gain or loss upon the exercise of the rights. A U.S. holder’s basis in our common stock acquired through exercise of the rights generally will equal the sum of (i) the subscription price paid by such U.S. holder to acquire such common stock and (ii) such U.S. holder’s basis, if any, in the rights exercised. A U.S. holder’s holding period in shares of our common stock acquired through the exercise of rights will begin on the day such U.S. holder exercises the rights.

Upon the sale, exchange or other disposition of our common stock acquired upon the exercise of rights, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized and such U.S. holder’s basis in such common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if a U.S. holder’s holding period exceeds one year at the time of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Expiration of Rights

If a U.S. holder receives rights pursuant to the rights offering, such U.S. holder’s basis in our common stock is not allocated between such common stock and the rights received and such U.S. holder’s rights expire unexercised, then such U.S. holder will not recognize a taxable loss upon expiration of the rights. In addition, such U.S. holder’s basis in its shares of our common stock will not be affected by this rights offering and such U.S. holder’s decision to allow its rights to expire and will remain the same as before the rights offering.

If a U.S. holder receives rights pursuant to the rights offering, such U.S. holder’s basis in our common stock is allocated between such common stock and the rights received and such U.S. holder’s rights expire unexercised, then such U.S. holder will recognize a taxable loss upon the expiration of the rights equal to the basis that was allocated to the rights. Such loss will be a capital loss.

Sale, Exchange or Other Disposition of Rights

Upon the sale, exchange or other disposition of rights, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and such U.S. holder’s basis in the rights. Such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the rights is more than one year on the date of the sale, exchange or other disposition. Long-term capital gains generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Termination of Rights Offering

If a U.S. holder receives rights pursuant to the rights offering, such U.S. holder’s basis in our common stock is not allocated between such common stock and the rights received and such U.S. holder retains such rights, then, if we subsequently terminate the rights offering: (i) such U.S. holder will not recognize income, gain or loss as a result of the distribution, ownership or termination of the rights; and (ii) such U.S. holder’s basis in its shares of our common stock with respect to which the rights were distributed will not be affected by the rights offering.

If a U.S. holder receives rights pursuant to the rights offering, such U.S. holder’s basis in our common stock is allocated between such common stock and the rights received and such U.S. holder retains such rights, then, if we subsequently terminate the rights offering, such U.S. holder will recognize a taxable loss as a result of the termination of the rights equal to the basis that was allocated to the rights. Such loss will be a capital loss.

If a U.S. holder receives rights pursuant to the rights offering and such U.S. holder sells, exchanges or otherwise disposes of such rights, then, while the matter is not entirely free from doubt, if we subsequently terminate the rights offering, such U.S. holder should recognize gain or loss equal to the difference between the amount realized upon the sale of the rights and such U.S. holder’s basis, if any, in the rights. Such gain or loss will be long-term gain or loss if such U.S. holder’s holding period for the rights exceeds one year at the time of sale, exchange or other disposition.

Backup Withholding

A U.S. holder that sells, exchanges or otherwise disposes of shares of our common stock acquired upon the exercise of rights or that sells, exchanges or otherwise disposes of rights may be subject to backup withholding on the proceeds received, unless such U.S. holder:

•	is a corporation or other exempt recipient and, when required, establishes this exemption; or

•	provides a correct taxpayer identification number, certifies that it is not currently subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will generally be creditable against the United States federal income tax liability of a U.S. holder if appropriate information is provided to the IRS. If a U.S. holder does not provide the appropriate party with the correct taxpayer identification number or any other proper document or certification required by the IRS (generally a Form W-9 in the case of a U.S. holder), such U.S. holder may be subject to penalties imposed by the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE RIGHTS OFFERING AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE RIGHTS OFFERING, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

PLAN OF DISTRIBUTION

We are making this rights offering directly to you, the holders of our common stock, on a pro rata basis for each share of our common stock held at the close of business on Wednesday, November 24, 2004, the record date for this rights offering.

We will pay Mellon Bank, N.A., the subscription and information agent, a fee of approximately $21,250 for their services in connection with this rights offering (which includes the subscription agent’s fees associated with the exercise of rights). We have also agreed to reimburse Mellon Bank, N.A., the subscription and information agent, their reasonable expenses and indemnify them from liabilities they may incur in connection with the rights offering.

We estimate that our total expenses in connection with the rights offering, including registration, legal and accounting fees, will be approximately $0.6 million.

We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

LEGAL MATTERS

The discussion set forth under the heading “Material United States Federal Income Tax Consequences” and the validity of the shares of our common stock and rights offered by this prospectus were passed upon for us by Latham & Watkins LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A for the year ended August 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s web site at www.sec.gov. We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference in this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended August 31, 2005;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended August 31, 2005;

•	Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended November 30, 2004;

•	Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended February 28, 2005;

•	Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended May 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended November 30, 2005;

•	our Current Report on Form 8-K filed on September 7, 2005;

•	our Current Report on Form 8-K filed on October 20, 2005;

•	our Current Report on Form 8-K filed on October 28, 2005;

•	our Current Report on Form 8-K filed on November 30, 2004;

•	our Current Report on Form 8-K filed on January 12, 2006;

•	the description of our common stock contained in our Amended Registration Statement on Form 10 filed with the SEC on August 13, 1997, including any amendments or reports filed for the purpose of updating the description; and

•	all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before termination of this offering.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

PriceSmart, Inc.

9740 Scranton Road

San Diego, California 92121-1745

(858) 404-8800

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:

SEC Registration Fee	$16,271
Nasdaq listing fee	$46,000	*
Printing Expenses	$200,000	*
Legal Fees and Expenses	$200,000	*
Accounting Fees and Expenses	$25,000	*
Subscription Agent Fee	$18,000	*
Information Agent Fee	$3,250	*
Miscellaneous	$41,479	*

Total	$550,000	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

Our officers and directors are covered by the provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws, as amended, individual indemnification agreements with us and insurance policies which serve to limit, and, in some instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our amended and restated certificate of incorporation limits the liability of directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification and Insurance. As a Delaware corporation, we have the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to our best interests, to indemnify our directors and officers in connection with actions, suits or proceedings brought against them by a third party or in our name, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. Our amended and restated certificate of incorporation generally provides for mandatory indemnification of our directors and officers to the fullest extent provided by Delaware corporate law. In addition, we have entered into indemnification agreements with our directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under Delaware law, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power or obligation to indemnify him or her against such liability under the provisions of its certificate of incorporation or bylaws.

Item 16. Exhibits.

Exhibit No.	Description

4.1	Specimen of Common Stock certificate*

4.2	Specimen Transferable Subscription Rights Certificate for Holders of Common Stock*

4.3	Instructions for Use of PriceSmart, Inc. Common Stock Right Certificates*

5.1	Opinion of Latham & Watkins LLP**

8.1	Opinion of Latham & Watkins LLP**

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm***

23.2	Consent of Latham & Watkins LLP**

23.3	Consent of Latham & Watkins LLP**

24.1	Power of Attorney*

99.1	Form of Notice of Guaranteed Delivery*

99.2	Form of letter from PriceSmart to brokers, dealers and nominees*

99.3	Form of letter from brokers, dealers and nominees to clients*

99.4	Form of Beneficial Owner Election Form*

99.5	Form of Nominee Holder Certification*

99.6	Form of Subscription Form **

99.7	Instructions for Certification of Taxpayer Identification Number on Form W-9*

99.8	Form of Subscription Agent and Information Agent Agreement by and between PriceSmart, Mellon Bank, N.A. and Mellon Investor Services LLC**

*	Incorporated by reference to the Company’s Registration Statement on Form S-3 filed with the Commission on December 2, 2004.
**	Incorporated by reference to Amendment No. 1 to Form S-3 on Form S-1 to the Company’s Registration Statement filed with the Commission on December 15, 2004.
***	Filed herewith.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

A.	Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by

Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, PriceSmart, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 25, 2006.

PRICESMART, INC.

By:	/s/ ROBERT E. PRICE*
Robert E. Price Interim Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT E. PRICE* Robert E. Price	Interim Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 25, 2006

/s/ JOHN M. HEFFNER John M. Heffner	Chief Financial Officer (Principal Financial and Accounting Officer)	January 25, 2006

/s/ MURRAY L. GALINSON* Murray L. Galinson	Director	January 25, 2006

/s/ KATHERINE L. HENSLEY* Katherine L. Hensley	Director	January 25, 2006

/s/ LEON C. JANKS* Leon C. Janks	Director	January 25, 2006

/s/ LAWRENCE B. KRAUSE* Lawrence B. Krause	Director	January 25, 2006

/s/ JACK MCGRORY* Jack McGrory	Director	January 25, 2006

Edgar A. Zurcher	Director	January , 2006

*By:	/s/ JOHN M. HEFFNER
Attorney-in-Fact

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.

Exhibit No.	Description

4.1	Specimen of Common Stock certificate*

4.2	Specimen transferable Subscription Rights Certificate for Holders of Common Stock*

4.3	Instructions for Use of PriceSmart, Inc. Common Stock Right Certificates*

5.1	Opinion of Latham & Watkins LLP**

8.1	Opinion of Latham & Watkins LLP**

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm***

23.2	Consent of Latham & Watkins LLP**

23.3	Consent of Latham & Watkins LLP**

24.1	Power of Attorney*

99.1	Form of Notice of Guaranteed Delivery*

99.2	Form of letter from PriceSmart to brokers, dealers and nominees*

99.3	Form of letter from brokers, dealers and nominees to clients*

99.4	Form of Beneficial Owner Election Form*

99.5	Form of Nominee Holder Certification*

99.6	Form of Subscription Form **

99.7	Instructions for Certification of Taxpayer Identification Number on Form W-9*

99.8	Form of Subscription Agent and Information Agent Agreement by and between PriceSmart, Mellon Bank, N.A. and Mellon Investor Services LLC**

*	Incorporated by reference to the Company’s Registration Statement on Form S-3 filed with the Commission on December 2, 2004.
**	Incorporated by reference to Amendment No. 1 to Form S-3 on Form S-1 to the Company’s Registration Statement filed with the Commission on December 15, 2004.
***	Filed herewith.

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